Exhibit 99.1

Press Release
October 20, 2025

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2025 Results

FORT WAYNE, INDIANA, October 20, 2025 / PRNewswire /

Third Quarter 2025 Performance Highlights:

▪	Successful production and qualification of industrial, beverage can, and automotive quality flat rolled aluminum products
▪	Successful production and consumption of biocarbon material
▪	Record steel shipments of 3.6 million tons
▪	Net sales of $4.8 billion, operating income of $508 million, and net income of $404 million
▪	Adjusted EBITDA of $664 million and cash flow from operations of $723 million
▪	Liquidity of over $2.2 billion
▪	Share repurchases of $210 million of the company’s common stock, representing 1.1 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2025 financial results. The company reported third quarter 2025 net sales of $4.8 billion and net income of $404 million, or $2.74 per diluted share. Comparatively, the company’s sequential second quarter 2025 net income was $299 million, or $2.01 per diluted share and prior year third quarter net income was $318 million, or $2.05 per diluted share.

“Our teams performed exceptionally well in the third quarter, achieving strong financial performance and hitting several operating milestones, while continuing to prioritize the safety and well-being of one another,” said Mark D. Millett, Chairman and Chief Executive Officer. “Consolidated third quarter 2025 operating income improved 33 percent and adjusted EBITDA increased 24 percent sequentially. Our three-year after-tax return-on-invested capital of 15 percent is a testament to our ongoing high-return capital allocation strategy. We are growing, returning significant capital to shareholders, while also maintaining strong returns as compared to best-in-class domestic manufacturers.

“The aluminum and biocarbon teams are both doing incredibly well,” continued Millett. “We have produced finished aluminum flat rolled products for the industrial and beverage can sectors and hot band for the automotive sector, which have been qualified by several customers much sooner than anticipated. We sincerely thank those customers who have helped us. There is still much to be done, and the team has great momentum to continue to commission and ramp operations. Additionally, the SDI Biocarbon Solutions team produced their first biocarbon, which was successfully used as a carbon replacement at our Columbus Flat Roll Steel Division, providing a significantly lower-carbon supply chain for our steel customers. The team plans to continue to refine operations and increase production throughout the rest of the year.

“We also achieved record quarterly steel shipments, as imports declined from the elevated levels seen earlier in the year and Sinton’s performance improved,” said Millett. “However, we continue to observe some customer inventory overhang of value-added flat rolled products that were imported earlier this year. We have seen some order hesitancy from flat rolled steel customers due to domestic trade actions, despite numerous encouraging demand drivers — such as manufacturing onshoring, infrastructure program funding, lower interest rates, and the increasing regionalization of supply chains in the U.S. As it relates to long product steel demand and pricing, structural steel and railroad rail have remained very strong. Looking ahead, we expect to benefit from stronger demand across our platforms, including aluminum flat rolled products, as we move into 2026.”

Third Quarter 2025 Comments

Third quarter 2025 operating income for the company’s steel operations was $498 million, or 30 percent higher than sequential second quarter results, due to record steel shipments and metal spread expansion, as scrap raw material costs declined more than average realized steel selling values. The third quarter 2025 average external product selling price for the company’s steel operations decreased $15 sequentially to $1,119 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $27 per ton sequentially to $381 per ton. Average realized flat rolled steel pricing declined in the quarter based on lagging priced contracts, while long product steel prices increased as demand for structural and rail products was strong. The energy, non-residential construction, automotive, and industrial sectors led steel demand in the quarter.

The steel teams have scheduled normal maintenance outages at the company’s Butler, Columbus, and Sinton Flat Roll Steel divisions during the fourth quarter 2025, which could reduce production by as much as 85,000 tons of flat rolled steel in the quarter.

Third quarter 2025 operating income from the company’s metals recycling operations was $32 million, or $10 million higher than sequential earnings, based on near-record ferrous scrap shipments and metal spread expansion.

The company’s steel fabrication operations generated operating income of $107 million in the third quarter 2025, higher than sequential second quarter results of $93 million, due to a twelve percent increase in shipments. Order activity remained steady in the quarter, with the order backlog maintaining solid levels extending through the first quarter 2026, supported by stable pricing. Demand was largely driven by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Looking ahead, the pace of domestic manufacturing investment, increased domestic onshoring activity, and momentum from the U.S. infrastructure program are expected to further support demand — not only for steel joist and deck products, but also for flat rolled and long product steel.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $723 million during the quarter. The company also invested $166 million in capital investments, paid cash dividends of $74 million, and repurchased $210 million of its outstanding common stock, representing 1.1 percent of its outstanding shares, while maintaining liquidity of $2.2 billion as of September 30, 2025.

Year-to-Date September 30, 2025 Comparison

For the nine-months ended September 30, 2025, net income was $920 million, or $6.17 per diluted share, with net sales of $13.8 billion, as compared to net income of $1.3 billion, or $8.46 per diluted share, with net sales of $13.7 billion for the same period in 2024.

For the first nine-months of 2025 net sales were steady at $13.8 billion, and operating income declined 32 percent to $1.2 billion, when compared to the same period in 2024. Decreased earnings were the result of lower realized pricing in the company’s steel and steel fabrication operations during the period. For the first nine-months of 2025 operating income from the company’s steel operations was $1.1 billion, compared to $1.4 billion for the same prior year period. The average nine-months 2025 external selling price for the company's steel operations decreased $50 to $1,083 per ton compared to the same prior year period, and the average ferrous scrap cost per ton melted at the company’s steel mills was stable at $391 per ton. For the first nine-months of 2025 operating income from the company’s steel fabrication operations was $317 million, compared to $525 million in the prior year period.

Based on the company’s differentiated business model and highly variable cost structure, the company achieved cash flow from operations of $1.2 billion in the first nine-months of 2025. The company also invested $760 million in capital investments, repaid $400 million of its senior notes, paid cash dividends of $218 million, and repurchased $661 million of its outstanding common stock, representing 3.4 percent of its outstanding shares, while maintaining liquidity of $2.2 billion.

Outlook

“We anticipate that improving market conditions, including increased trade stability and a more favorable interest rate environment, will contribute to strong domestic demand for steel and aluminum products,” continued Millett. “Additionally, discussions with our customers reinforce the increasing importance of low-carbon, U.S.-made steel and aluminum — positioning our businesses for a long-term competitive advantage. We expect a favorable market environment to take shape as unfair trade practices diminish, policy clarity improves, and U.S. manufacturing continues to expand — driving stronger demand.

“We view the U.S. International Trade Commission’s final determinations on coated flat rolled steel as a significant positive development. As the largest non-automotive flat-rolled steel coater in the United States, we view a reduction in unfairly traded imports as a significant tailwind for our operations and market positioning. We anticipate that these broader market dynamics will positively influence performance across our operating platforms.

“The aluminum team is continuing with the successful commissioning and startup of the company’s Columbus, Mississippi aluminum flat rolled products mill and San Luis Potosi satellite recycled slab center. The cast houses and hot strip mill are operating extremely well and performing above expectations, and commissioning is ongoing in other areas of the facility. The teams successfully produced finished products for the industrial and beverage can sectors, receiving product qualification from several customers. They also produced and received qualification for aluminum hot band for use in automotive applications. We continue commissioning of the cold mill and other downstream lines, including the CASH line. It is an extremely exciting time for all of us. There is still much to be done, yet much has also been accomplished.

"Our growth strategy has been deliberately aligned with the changing needs of our customers, emphasizing sustainable, efficient supply chain solutions and top-tier product quality — primarily within the steel industry. However, with many of our steel customers also consuming aluminum flat-rolled products, we are expanding into this adjacent market — offering high recycled-content aluminum solutions to meet growing demand — serving the counter-cyclical, sustainability-driven beverage can and packaging industry, as well as the automotive, industrial, and construction sectors. With a performance-based operating culture and deep expertise in developing and managing cost-efficient, high-margin flat-rolled steel mills, we are uniquely positioned to execute this strategic initiative. We view this expansion as a significant opportunity for long-term value creation — one that is generating strong enthusiasm among both our customers and our teams.

“We remain firmly committed to the health and safety of our teams, their families, and the communities we serve, while meeting the evolving needs of our customers. Our culture and performance-driven business model continue to positively differentiate our company. We remain focused on delivering superior value to our team members, customers, and shareholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2025 operating and financial results on Tuesday, October 21, 2025, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 28, 2025.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop, and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

SOURCE Steel Dynamics, Inc.

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2025	2024	2025	2024	June 30, 2025
Net sales	$4,828,215	$4,341,615	$13,762,533	$13,668,252	$4,565,123
Costs of goods sold	4,070,335	3,736,398	11,899,641	11,307,400	3,946,655
Gross profit	757,880	605,217	1,862,892	2,360,852	618,468

Selling, general and administrative expenses	200,844	167,692	580,662	487,215	198,010
Profit sharing	42,389	34,444	95,790	145,149	30,706
Amortization of intangible assets	6,890	7,644	20,684	22,953	6,897
Operating income	507,757	395,437	1,165,756	1,705,535	382,855

Interest expense, net of capitalized interest	13,573	17,071	43,085	41,768	17,381
Other (income) expense, net	(19,662)	(29,659)	(59,695)	(75,151)	(22,392)
Income before income taxes	513,846	408,025	1,182,366	1,738,918	387,866

Income tax expense	109,920	87,131	259,570	398,834	86,675
Net income	403,926	320,894	922,796	1,340,084	301,191
Net income attributable to noncontrolling interests	(241)	(3,092)	(3,234)	(10,243)	(2,465)
Net income attributable to Steel Dynamics, Inc.	$403,685	$317,802	$919,562	$1,329,841	$298,726

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.75	$2.06	$6.19	$8.50	$2.01

Weighted average common shares outstanding	146,947	154,061	148,532	156,528	148,387

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.74	$2.05	$6.17	$8.46	$2.01

Weighted average common shares and share equivalents outstanding	147,600	154,810	149,123	157,248	148,960

Dividends declared per share	$0.50	$0.46	$1.50	$1.38	$0.50

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and equivalents	$770,356	$589,464
Short-term investments	-	147,811
Accounts receivable, net	1,761,961	1,417,199
Inventories	3,195,660	3,113,733
Other current assets	351,428	163,131
Total current assets	6,079,405	5,431,338

Property, plant and equipment, net	8,493,550	8,117,988

Intangible assets, net	206,549	227,234

Goodwill	477,471	477,471

Other assets	708,055	681,202
Total assets	$15,965,030	$14,935,233
Liabilities and Equity
Current liabilities
Accounts payable	$1,214,765	$979,912
Income taxes payable	3,088	3,783
Accrued expenses	737,444	739,898
Current maturities of long-term debt	1,429	426,990
Total current liabilities	1,956,726	2,150,583

Long-term debt	3,781,026	2,804,017

Deferred income taxes	1,105,134	902,186

Other liabilities	151,819	133,201
Total liabilities	6,994,705	5,989,987

Commitments and contingencies

Redeemable noncontrolling interests	141,226	171,212

Equity
Common stock	652	652
Treasury stock, at cost	(7,743,046)	(7,094,266)
Additional paid-in capital	1,243,261	1,229,819
Retained earnings	15,495,603	14,798,082
Accumulated other comprehensive loss	(1,328)	-
Total Steel Dynamics, Inc. equity	8,995,142	8,934,287
Noncontrolling interests	(166,043)	(160,253)
Total equity	8,829,099	8,774,034
Total liabilities and equity	$15,965,030	$14,935,233

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating activities:
Net income	$403,926	$320,894	$922,796	$1,340,084

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,487	121,052	405,108	353,357
Equity-based compensation	14,238	12,828	45,341	41,453
Deferred income taxes	147,570	14,832	202,948	(1,615)
Other adjustments	(7,986)	(10,523)	(13,071)	1,779
Changes in certain assets and liabilities:
Accounts receivable	(60,985)	210,435	(344,762)	43,350
Inventories	64,501	28,169	(85,106)	(151,501)
Other assets	(34,551)	(11,851)	(58,877)	(22,054)
Accounts payable	(4,817)	(13,852)	238,516	(11,604)
Income taxes receivable/payable	(65,070)	(12,971)	(104,965)	7,017
Accrued expenses	127,295	100,840	(31,106)	(102,635)
Net cash provided by operating activities	722,608	759,853	1,176,822	1,497,631

Investing activities:
Purchases of property, plant and equipment	(165,692)	(621,355)	(759,529)	(1,414,831)
Purchases of short-term investments	-	(430,826)	(39,571)	(699,879)
Proceeds from maturities of short-term investments	39,571	204,543	186,996	775,851
Other investing activities	5,593	(4,357)	7,121	(15,656)
Net cash used in investing activities	(120,528)	(851,995)	(604,983)	(1,354,515)

Financing activities:
Issuance of current and long-term debt	407,965	1,185,657	2,298,186	2,145,538
Repayment of current and long-term debt	(408,291)	(527,977)	(1,743,423)	(1,531,969)
Dividends paid	(73,894)	(71,584)	(218,098)	(212,216)
Purchase of treasury stock	(210,388)	(309,901)	(660,574)	(917,024)
Other financing activities	(5,056)	1,177	(67,243)	(13,153)
Net cash provided by (used in) financing activities	(289,664)	277,372	(391,152)	(528,824)

Increase (decrease) in cash, cash equivalents, and restricted cash	312,416	185,230	180,687	(385,708)
Cash, cash equivalents, and restricted cash at beginning of period	463,281	835,526	595,010	1,406,464
Cash, cash equivalents, and restricted cash at end of period	$775,697	$1,020,756	$775,697	$1,020,756

Supplemental disclosure information:
Cash paid for interest	$25,645	$9,102	$88,859	$59,466
Cash paid for income taxes, net	$22,192	$81,742	$150,662	$383,455

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Third Quarter		YTD
	2025	2024	2025	2024	1Q 2025	2Q 2025
External Net Sales
Steel	$3,538,044	$2,917,021	$9,880,611	$9,415,490	$3,067,016	$3,275,551
Steel Fabrication	377,683	447,265	1,070,638	1,367,276	352,307	340,648
Metals Recycling	520,986	498,616	1,578,602	1,523,053	534,895	522,721
Aluminum	71,139	66,980	203,347	198,448	66,576	65,632
Other	320,363	411,733	1,029,335	1,163,985	348,401	360,571
Consolidated Net Sales	$4,828,215	$4,341,615	$13,762,533	$13,668,252	$4,369,195	$4,565,123
Operating Income (Loss)
Steel	$497,894	$304,950	$1,110,053	$1,421,915	$229,963	$382,196
Steel Fabrication	107,020	165,634	316,880	524,795	116,745	93,115
Metals Recycling	31,533	10,041	78,533	53,446	25,710	21,290
Aluminum	(56,510)	(22,018)	(125,872)	(43,435)	(28,735)	(40,627)
	579,937	458,607	1,379,594	1,956,721	343,683	455,974

Non-cash amortization of intangible assets	(6,890)	(7,644)	(20,684)	(22,953)	(6,897)	(6,897)
Profit sharing expense	(42,389)	(34,444)	(95,790)	(145,149)	(22,695)	(30,706)
Non-segment operations	(22,901)	(21,082)	(97,364)	(83,084)	(38,947)	(35,516)
Consolidated Operating Income	$507,757	$395,437	$1,165,756	$1,705,535	$275,144	$382,855
Adjusted EBITDA
Net income	$403,926	$320,894	$922,796	$1,340,084	$217,679	$301,191
Income taxes	109,920	87,131	259,570	398,834	62,975	86,675
Net interest expense (income)	6,769	(8,063)	16,110	(30,257)	2,316	7,025
Depreciation	129,833	111,558	378,958	325,437	125,122	124,003
Amortization of intangible assets	6,890	7,644	20,684	22,953	6,897	6,897
EBITDA	657,338	519,164	1,598,118	2,057,051	414,989	525,791
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	(7,814)	25,114	5,142	24,585	19,153	(6,197)
Equity-based compensation	14,246	12,823	42,246	40,503	14,181	13,819
Adjusted EBITDA	$663,770	$557,101	$1,645,506	$2,122,139	$448,323	$533,413

Other Operating Information
Steel
Average external sales price (Per ton)	$1,119	$1,059	$1,083	$1,133	$998	$1,134
Average ferrous cost (Per ton melted)	$381	$367	$391	$391	$386	$408

Flat Roll shipments
Butler, Columbus, and Sinton	2,141,350	1,924,098	6,212,765	5,860,986	2,119,187	1,952,228
Steel Processing divisions *	543,700	471,441	1,515,429	1,319,267	492,627	479,102
Long Product shipments
Structural and Rail Division	490,413	397,047	1,396,638	1,263,263	437,398	468,827
Engineered Bar Products Division	177,882	176,131	560,152	563,270	191,658	190,612
Roanoke Bar Division	157,989	138,096	454,003	393,125	144,186	151,828
Steel of West Virginia	101,996	74,564	305,680	240,260	96,483	107,201
Total Shipments (Tons)	3,613,330	3,181,377	10,444,667	9,640,171	3,481,539	3,349,798

External Shipments (Tons)	3,162,805	2,754,853	9,123,456	8,311,539	3,071,735	2,888,916

Steel Mill Production (Tons)	3,067,792	2,785,128	9,039,321	8,579,232	3,021,593	2,949,936

Metals Recycling
Nonferrous shipments (000's of pounds)	242,842	241,292	721,499	739,057	233,080	245,577
Ferrous shipments (Gross tons)	1,590,153	1,461,810	4,639,168	4,429,523	1,452,432	1,596,583
External ferrous shipments (Gross tons)	538,020	537,082	1,640,660	1,665,175	557,618	545,022
Steel Fabrication
Average sales price (Per ton)	$2,495	$2,836	$2,536	$2,980	$2,599	$2,517
Shipments (Tons)	151,563	158,595	422,492	461,506	135,581	135,347

Beginning the fourth quarter 2024, results from an entity previously included in Metals Recycling are presented within Aluminum. All prior periods presented have been recast to reflect the change.

*   Includes Heartland, The Techs and United Steel Supply operations